UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2008

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal                                                0-25165                       14-1809721
(State or Other Jurisdiction                                                 (Commission File No.)                       (I.R.S. Employer
of Incorporation)                                                                                                                            Identification No.)

302 Main Street, Catskill NY                                                                           12414
(Address of Principal Executive Offices)                                                            (Zip Code)

Registrant’s telephone number, including area code:                                                                                                (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On April 30, 2008, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the fiscal nine-months and quarters ended March 31, 2008 and 2007.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                                                         Press release dated April 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  May 5, 2008                                                                         By: /s/ Donald E. Gibson
Donald E. Gibson
President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – April 30, 2008-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the nine months and quarter ended March 31, 2008.  Net income for the nine months ended March 31, 2008 amounted to $1.9 million or $0.45 per basic and diluted share as compared to $1.9 million or $0.46 per basic and $0.45 per diluted share for the nine months ended March 31, 2007. During the nine months ended March 31, 2008, net interest income and noninterest income both increased compared to the nine months ended March 31, 2007, but were offset by increases in provision for loan losses and noninterest expense.  Net income for the quarter ended March 31, 2008 amounted to $684,000 or $0.17 per basic and $0.16 per diluted share as compared to $379,000 or $0.09 per basic and diluted share for the quarter ended March 31, 2007, an increase of $305,000, or 80.5%.  The increase reflected higher net interest income and noninterest income which was partially offset by an increased loan loss provision and higher noninterest expenses during the quarter ended March 31, 2008.

Net interest income increased $864,000 to $8.7 million for the nine months ended March 31, 2008 compared to March 31, 2007 and increased $581,000 to $3.2 million for the quarter ended March 31, 2008 compared to March 31, 2007.     Net interest spread decreased 2 basis points to 3.08% from 3.10% for the nine months ended March 31, 2008 and 2007, respectively. Net interest margin decreased 3 basis points to 3.58% from 3.61% for the same periods.  Net interest spread increased 29 basis points to 3.31% from 3.02% for the quarters ended March 31, 2008 and 2007, respectively.  Net interest margin increased 19 basis points to 3.74% from 3.55% for the same periods.  These increases for the quarter were primarily due to the recent decreases in short-term interest rates implemented by the Federal Open Market Committee, and the resulting repricing of many of the Company’s interest-bearing liabilities.

The provision for loan losses amounted to $449,000 and $194,000 for the nine months ended March 31, 2008 and 2007, respectively, an increase of $255,000.  The provision for loan losses amounted to $171,000 and $83,000 for the quarters ended March 31, 2008 and 2007, respectively, an increase of $88,000.  The increases in the level of provision were partially a result of growth in the loan portfolio and an increase in the amount of loan charge-offs, which was primarily associated with the overdraft protection program.  Net charge-offs associated with the overdraft protection program increased $56,000, or 76.7% when comparing the nine months ended March 31, 2008 and 2007.  The Company has not been an originator of “no documentation” mortgage loans and the loan portfolio does not include any mortgage loans that the Company classifies as sub-prime.

Noninterest income amounted to $3.4 million for the nine months ended March 31, 2008 as compared to $2.9 million for the nine months ended March 31, 2007, an increase of $469,000 or 16.0%.  Noninterest income amounted to $1.1 million compared to $840,000 for the quarters ended March 31, 2008 and 2007, respectively.   During the nine months ended March 31, 2007, a pretax gain of approximately $257,000 related to the sale of the former Coxsackie branch building was recognized in noninterest income.  There were no significant sales of assets during the nine months and quarter ended March 31, 2008.  Service charges on deposit accounts increased $440,000 and $170,000 for the nine months and quarter ended March 31, 2008, respectively, due to higher levels of insufficient funds charges as a result of changes implemented in the Overdraft Privilege Program and more checking accounts.  Debit card fees increased $145,000 and $48,000, respectively, for the same periods primarily due to a higher volume of transactions.

Noninterest expense amounted to $9.0 million for the nine months ended March 31, 2008 as compared to $8.0 million for the nine months ended March 31, 2007, an increase of $1.0 million or 12.5%.  Noninterest expense amounted to $3.2 million for the quarter ended March 31, 2008 as compared to $2.9 million for the quarter ended March 31, 2007, an increase of $285,000 or 9.8%.  Salaries and employee benefits increased $437,000 when comparing the nine months ended March 31, 2008 and 2007; and $119,000 when comparing the quarters ended March 31, 2008 and 2007.  These increases were primarily due to an increase in the number of employees resulting from the addition of three new branches (two branches which opened in the third quarter of fiscal 2007 and one branch which opened in January 2008) and expansion of the commercial lending department.  Occupancy expense and equipment and furniture expense, in the aggregate, increased approximately $135,000 when comparing the nine months ended March 31, 2008 and 2007 due to higher utility costs, building maintenance and increased depreciation expense associated with the opening of the new operations center in Catskill and the opening of three new branches in Catskill, Greenport, and Chatham.  All other noninterest expenses, in the aggregate, increased approximately $473,000 and $164,000 when comparing the nine months and quarters ended March 31, 2008 and 2007, respectively, due to increased costs related to debit card transactions and the loyalty program, marketing costs related to deposit product promotions, and increased assessments resulting from the conversion of the Bank from a New York State-chartered financial institution to a Federally chartered institution.

The provision for income taxes reflected the expected tax associated with the revenue generated for the given period and certain regulatory requirements.  The effective tax rate was 29.4% for the nine months ended March 31, 2008, compared to 28.1% for the nine months ended March 31, 2007.  The effective tax rate was 29.8% for the quarter ended March 31, 2008, compared to 17.4% for the quarter ended March 31, 2007.  The increases in effective rates for the periods ended March 31, 2008 were the result of increased pre-tax income and the resultant decreased percentage of tax exempt interest earned in total taxable income.

Total assets of the Company increased to $379.6 million at March 31, 2008 from $325.8 million at June 30, 2007.  Loans continued to grow from $207.3 million at June 30, 2007 to $228.8 million at March 31, 2008.  Securities, including both available for sale and held to maturity, also increased during the nine months ended March 31, 2008, and represented $107.1 million or 28.2% of total assets at March 31, 2008 as compared to $87.2 million or 26.8% of total assets at June 30, 2007.  Funding the growth in loans and securities was a $37.9 million increase in deposits to $322.1 million and a $14.0 million increase in borrowed funds to $19.0 million at March 31, 2008.  The Company’s investments in mortgage-backed securities are all U.S. government agency sponsored.  The Company has no exposure to sub-prime loans in its securities portfolio.

Shareholders’ equity increased to $36.8 million at March 31, 2008 from $35.4 million at June 30, 2007, as net income of $1.9 million and other comprehensive income of $1.3 million were partially offset by dividends declared and paid of $995,000.  In addition, the Company recorded an adjustment, effective July 1, 2007, reducing retained earnings by $218,000 as a result of implementing FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.”  On August 22, 2007, the Board of Directors authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its outstanding shares (excluding shares held by Greene County Bancorp, MHC, the Company’s mutual holding company), or up to 92,346 shares.  During the nine months ended March 31, 2008, the Company repurchased 46,258 shares at a cost of approximately $583,000.  As a result of this stock repurchase during the period, treasury shares were increased to 195,282.  Other changes in equity, totaling a net increase of $5,000, were the result of activities associated with the various stock-based compensation plans of the Company, including the 2000 Stock Option Plan and ESOP Plan.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its ten branch offices located in Greene, Columbia and Albany Counties.  The Company has completed construction of its newest branch just outside the Village of Chatham in Columbia County, which opened in January 2008.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Nine		At or for the Three
	Months Ended March 31,		Months Ended March 31,
	2008	2007	2008	2007
Dollars In thousands, except share and per share data
Interest income	$14,399	$12,531	$5,018	$4,237
Interest expense	5,657	4,653	1,838	1,638
Net interest income	8,742	7,878	3,180	2,599
Provision for loan losses	449	194	171	83
Noninterest income	3,403	2,934	1,147	840
Noninterest expense	9,036	7,991	3,182	2,897
Income before taxes	2,660	2,627	974	459
Tax provision	781	737	290	80
Net Income	$1,879	$1,890	$684	$379

Basic EPS	$0.45	$0.46	$0.17	$0.09
Weighted average shares outstanding	4,131,089	4,122,500	4,118,958	4,127,946

Diluted EPS	$0.45	$0.45	$0.16	$0.09
Weighted average diluted shares outstanding	4,171,626	4,192,002	4,149,745	4,195,761

Dividends declared per share [1]	$0.54	$0.48	$0.15	$0.25

Selected Financial Ratios
Return on average assets	0.72%	0.81%	0.75%	0.48%
Return on average equity	6.93%	7.28%	7.46%	4.30%
Net interest rate spread	3.08%	3.10%	3.31%	3.02%
Net interest margin	3.58%	3.61%	3.74%	3.55%
Non-performing assets to total assets	0.40%	0.36%
Non-performing loans to total loans	0.67%	0.56%
Allowance for loan losses to non-performing loans	117.84%	124.20%
Allowance for loan losses to total loans	0.78%	0.70%
Shareholders’ equity to total assets	9.70%	11.01%
Dividend payout ratio[1]	120.00%	78.26%
Book value per share	$8.98	$8.57

1 Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.  It should be noted effective December 1, 2007, the Company changed to a quarterly rather than semi-annual dividend.

	As of March 31, 2008	As of June 30, 2007
Dollar In thousands, except share data
Assets
Total cash and cash equivalents	$24,386	$14,026
Securities- available for sale, at fair value	90,349	87,184
Securities- held to maturity, at amortized cost	16,753	---
Federal Home Loan Bank stock, at cost	1,287	657

Gross loans receivable	230,521	208,705
Less: Allowance for loan losses	(1,803)	(1,486)
Unearned origination fees and costs, net	117	61
Net loans receivable	228,835	207,280

Premises and equipment	15,204	13,712
Accrued interest receivable	2,145	1,955
Prepaid expenses and other assets	642	1,012
Total Assets	$379,601	$325,826

Liabilities and shareholders’ equity
Noninterest bearing deposits	$41,294	$44,020
Interest bearing deposits	280,773	240,156
Total deposits	322,067	284,176

FHLB borrowing	19,000	5,000
Accrued expenses and other liabilities	1,703	1,235
Total liabilities	342,770	290,411
Total shareholders’ equity	36,831	35,415
Total liabilities and shareholders’ equity	$379,601	$325,826
Common shares outstanding	4,110,388	4,151,066
Treasury shares	195,282	154,604

Contact:  Donald Gibson, President and CEO or Michelle Plummer, Executive Vice President, CFO & COO
Phone:     518-943-2600